Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-97063, 333-06419, 333-41321, 333-67841, 333-85105, 333-107738, 333-127163,333-143820 on Form S-8 and Registration Statement Nos. 333-38105, 333-46395, 333-104277 and 333-142523 on Form S-3, of our report relating to the consolidated financial statements of Epicor Software Corporation and subsidiaries dated March 31, 2006, appearing in this Annual Report on Form 10-K of Epicor Software Corporation and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 10, 2008